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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-2 and incorporation herein by reference to the Annual Report on Form 10-K, of our reports, dated August 26, 1996, except as to the information presented as a subsequent event in Note 6, for which the date is September 12, 1996, on our audits of the consolidated financial statements and financial statement schedule of Thorn Apple Valley, Inc. and subsidiaries as of May 31, 1996 and May 26, 1995, and for each of the three years in the period ended May 31, 1996. We consent to the reference to our firm under the caption "Experts."

Coopers & Lybrand L.L.P.

Detroit, Michigan
March 6, 1997